EXHIBIT 21.1
LIST OF SUBSIDIARIES

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION
BMNR Subsidiary One, LLC	Delaware
BMNR Technologies LLC	Delaware
MAVAN Holdings LLC	Delaware
MAVAN Holdings Pty Ltd	Australia
MAVAN Inc	Delaware